exhibit 14.1

BIOMIMETIC THERAPEUTICS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

June 7, 2012

POLICY STATEMENT

It is the policy of BioMimetic Therapeutics, Inc. (the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business. This Code of Business Conduct and Ethics (“Code”) applies to the Company’s associates (including all employees, the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions) (“Associates”) and the Company’s directors. This Code is the Company’s “code of ethics” as defined in Item 406 of Regulation S-K. This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

The Company has established standards for behavior, and Associates and directors must comply with those standards. The Company promotes honest and ethical behavior and encourages Associates to talk to supervisors, managers, the Company’s Chief Financial Officer, or other appropriate personnel when in doubt about the best course of action in a particular situation. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide you. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the Company’s resources available whenever it is necessary to seek clarification.

This Code of Conduct should be read in conjunction with the Company’s Employee Handbook and other policies, policy statements or procedures adopted by the Company from time to time.

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COMPLIANCE WITH THE LAW

The Company and its Associates and directors will comply with applicable laws, rules and regulations wherever it conducts its business. Further, we are committed to complying with laws specific to the device and pharmaceutical industry, including those that govern interactions between pharmaceutical companies and healthcare providers and payors, and requirements of the U.S. Food and Drug Administration (the “FDA”).

Associate Responsibilities

Company Associates and directors are expected to comply with this Code and follow the laws of the countries in which we conduct our business. It is the responsibility of all Company Associates and directors to promptly report suspected violations of this Code to Company management or by using the toll-free compliance line. When using the compliance line, you can choose to remain anonymous and no retaliatory action will be taken against any individual who reports conduct which he or she honestly believes may violate this policy.

Although not all Associates and directors are expected to know the details of all applicable laws, rules, and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Company’s Chief Financial Officer.

Insider Trading

No Associate or director may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any Associate or director purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any Associate or director to use material nonpublic information regarding the Company or any other company to: (a) obtain profit for himself or herself; or (b) directly or indirectly “tip” others who might make an investment decision on the basis of that information. “Material nonpublic information” means any information not available to the general public that, if known to outsiders, might affect their investment decisions.

At the time of hire, all employees will be asked to sign an acknowledgment of their understanding of, and compliance with, our securities trading policy. The Company’s complete Insider Trading Policy applicable to Associates is attached as an addendum to this Code.

Agents and Contractors

The Company expects its independent dealers, distributors, contractors, and agents to comply with this Code. The Company’s manager responsible for any such relationship must ensure that the terms of the relationship are set out in a written agreement, provide a copy of the Code, and require compliance with the Code in all dealings on our behalf. Violation of the Code by a dealer, distributor, or agent may result in termination of the relationship with us.

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CONFLICTS OF INTEREST

Financial Interest in Other Businesses

The Company respects the rights of its Associates to manage their personal investments. However, the Company’s Associates should avoid potential conflicts of interest between their personal financial interests and the business interests of the Company. A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. Examples of such conflicts of interest may include, but are not limited to, having substantial undisclosed financial investments in suppliers or customers of the Company; having personal financial interest in a transaction in which the Company is interested in participating; or accepting undisclosed payments or compensation from a supplier, customer, or competitor of the Company.

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.

Associates should disclose any potential conflicts of interest to the Company’s Chief Financial Officer, who can advise the Associate as to whether or not the Company believes a conflict of interest exists.

Outside Employment

The Company encourages Associates to further their professional development and to promote the image of the Company by participating in such activities as teaching, lecturing, and speaking engagements. It is expected that any outside activities will be conducted so they don’t detract from an Associate’s ability to perform your assigned responsibilities at the Company. If an Associate chooses to engage in work outside the Company which is in an area related to the work done for the Company, prior approval must be obtained from a supervisor and an executive officer.

Acceptance of Gifts

It is the policy of the Company that acceptance of gifts by Associates or directors is limited to items of token or nominal value. Any gift designed to affect judgment or business activities should never be accepted. If an Associate or director receives any prohibited gift, he or she should contact the Company’s Chief Financial Officer.

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DISCLOSURE

The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

Each Associate and director who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records, and accounts are accurately maintained. Each Associate and director must cooperate fully with the Company’s accounting department, as well as the Company’s independent public accountants and counsel.

Each director, officer and employee who is involved in the Company’s disclosure process must: (a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and (b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

BUSINESS PRACTICES

Bribery

The Company prohibits bribery in the conduct of our business. Specific laws in the United States prohibit bribery of any person to influence purchase of health care products or services. No bribes, kickbacks, or payments shall be made to or for the benefit of government officials, customers, or other persons in the United States or abroad for the purpose of influencing, obtaining, or retaining business. This policy extends not only to direct payments from us, but also forbids indirect payments made through third parties.

Antitrust and Competition

Antitrust laws in the United States and competition laws outside the U.S. exist to ensure fairness in business practices. Our policy is to compete fairly and comply with all such laws designed to regulate aspects of business, including competition and pricing.

Record Keeping

Company Associates are responsible for the accuracy of records, time sheets, and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of the Company must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with the Company’s document retention policy is strictly prohibited.

Associates of the Company must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to the Company, and no one may direct an Associate to do so. No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents. All Associates must comply with generally accepted accounting principles and the Company’s internal controls at all times.

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Accurate, complete Company records and accounts must be maintained to ensure legal and ethical business practices. If an Associate believes that any books or records of the Company may have been falsified or altered, he or she shall report the matter to Company management or using the compliance line.

Environmental Protection

The Company is committed to doing business in an environmentally responsible manner. Additionally, we are committed to improving our own environmental performance and maintaining a safe work environment. All Associates are responsible for making sure that our business is conducted in compliance with all applicable laws and in a way that is protective of the environment.

Quality

The Company is committed to developing and providing to its customers products of the highest quality which comply with requirements through the maintenance of an effective Quality Management System.

Clinical and Regulatory Affairs

The Company conducts its business in compliance with applicable laws at the federal, state, and local levels and in compliance with the policies of the FDA. We are obligated to report adverse device/drug effects in a timely and accurate manner. We inform our customers fully of the potential side effects of our products through availability of package inserts, educational materials, and promotional efforts.

Corporate Political Activity

The Company encourages its Associates to participate actively in the political process. However, Associates are prohibited from soliciting contributions for political parties, political committees, or candidates for public office during work hours or on our property.

Government, Analyst and Media Inquires

The Company must be made aware of any inquiries from the government, the financial/analyst community, or the media so that it can respond in a timely manner. If a representative of a governmental agency seeking an interview or making a request for information contacts any Associate of the Company, that Associate should immediately contact the Chief Financial Officer or an executive officer of the Company. All inquiries from news media or from the financial community should be referred to media or investor relations or a designated Company spokesperson.

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PRIVACY

The Company respects the privacy of all its employees, business partners, customers, and consumers. We must handle personal data responsibly and in compliance with all applicable privacy laws. This obligation extends to the collection, storage, processing, transmission, and sharing of any personal data that we acquire in course of doing business. Associates who handle the personal data of others must: act in accordance with applicable law and any relevant contractual obligations; collect, use, and process such information only for legitimate business purposes; limit access to the information to those who have a legitimate business purpose for seeing the information; and take care to prevent unauthorized disclosure.

EMPLOYMENT POLICIES

Intellectual Property and Confidential Information

We expect that the operations, activities, and business affairs of the Company and our clients are kept confidential to the greatest possible extent. If Associates acquire confidential or proprietary information about the Company, its products, or its clients, such information is to be handled in strict confidence and is not to be discussed with persons outside the Company. Associates are also responsible for the internal security of such information.

Associates may not utilize Company resources to copy, reproduce, or transmit protected material, such as copyrighted artwork, music, video, photographs, movie clips and software unless they have authorization or license to do so.

Associates will be asked to sign a statement of confidentiality at the time of hire and may, periodically throughout their term of employment, be asked to acknowledge their awareness of, and reaffirm their commitment to, this policy. Associates found to be violating these policies are subject to disciplinary action, up to and including termination, and may also be subject to civil and/or criminal penalties for violations of, among other things, applicable securities laws.

Safety and Health

We are committed to providing a safe and healthful working environment. The Company makes every effort to comply with relevant federal and state occupational health and safety laws and to implement the best feasible operations, procedures, technologies, and programs conducive to such an environment. We have established a safety committee to monitor safety and health concerns for the Company.

The Company’s policy is aimed at minimizing the exposure of our Associates, customers, and other visitors to our facilities to health or safety risks. To accomplish this objective, all Associates are expected to work diligently to maintain safe and healthful working conditions and to adhere to proper operating practices and procedures designed to prevent injuries and illnesses.

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Workplace Violence and Weapons

The Company will not tolerate any threatening or hostile behavior and will take immediate and appropriate action against offenders, up to and including termination and criminal prosecution. Associates must not engage in any assaults, hostile physical contact or intimidation, fighting, verbal threats of physical harm or violence, or any other actions that are threatening, hostile, or abusive in nature while on company property or on company business. Associates are prohibited from carrying weapons (even with a permit or license) on company property, while conducting company business, in company vehicles, or in personal vehicles when on company property or while conducting company business. Associates must not use any tool, supply, or other resource in a manner that implies it is a weapon.

Substance Abuse

Associates should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace or while conducting company business will not be tolerated and may subject an Associate to disciplinary action up to and including termination. The Company’s policy on drug and alcohol use is set forth more fully in the Company’s substance abuse and drug testing Policies set forth in the Company’s Employee Handbook.

Productive Work Environment

We make every effort to provide a working environment free from sexual harassment or harassment on the basis of race, creed, color, religion, age, national origin, disability, marital status, status with regard to public assistance, sexual orientation, or other protected class status. We strictly prohibit any such harassment. It shall be a violation of this policy for any Associate or director or other individual to harass any Associate or director or other individual affiliated with the Company. Any such individual determined to have violated this policy will be subject to appropriate disciplinary or other action, which, in the case of an Associate, may include termination of employment.

Unauthorized Corporate Communications

Associates speaking to friends or associates, or in a public setting, need to bear in mind that their statements may be seen as those of the Company. Written statements, emails, web postings and blogs in the public realm may be associated with the Company. Associates should be sure it is clear that they are expressing their own views and not those of the Company. Additionally, the Company prohibits all Associates from using newsgroups, bulletin and message boards, chat areas, etc. to publically comment on, disclose or discuss anything in any way related to the Company.

COMPLIANCE AND REPORTING

Compliance

Any Associate or director who violates the provisions of this Code will be subject to disciplinary action, up to and including termination.

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The Company shall promptly and consistently enforce this Code through appropriate means of discipline. Pursuant to procedures adopted by it, the Chief Financial Officer and/or the Audit Committee shall determine whether violations of the Code have occurred. If a violation occurs, the Audit Committee shall determine the disciplinary measures to be taken against any director or executive officer of the Company who has so violated the Code, and the Chief Financial Officer and the Associate’s supervisor shall determine the disciplinary measures to be taken against any other Associate who has so violated the Code.

The disciplinary measures which may be invoked include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment, restitution, and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against Associates for reporting violations or violators.

Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code may be directed to the Company’s Chief Financial Officer. Managers and supervisors are also resources who can provide timely advice and guidance to Associates on ethics and compliance concerns.

Any Associate having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code should promptly report the matter to his or her immediate supervisor or to the Company’s Chief Financial Officer. In the event that any Associate has knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code by a director or executive officer of the Company, the Associate should promptly report the matter to the Company’s Chief Financial Officer or directly to the Audit Committee.

If anyone, including Associates, business partners, or other third parties, have concerns relating to the Company’s accounting, internal controls or auditing matters, they may confidentially, and anonymously if desired, submit the information to the Company’s Audit Committee through the Company’s ethics hotline at 888-475-8376. When submitting concerns, you are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will assist us in effectively investigating complaints. This is particularly important when you submit a complaint on an anonymous basis, since we will be unable to contact you with requests for additional information or clarification.

We are providing these anonymous reporting procedures so that you may disclose genuine concerns without feeling threatened. Associates who choose to identify themselves when submitting a report may be contacted in order to gain additional information.

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All conversations, calls, and reports made under this policy in good faith will be taken seriously. Any allegations that are knowingly false or without a reasonable belief in the truth and accuracy of such information will be viewed as a serious disciplinary offense.

Policy Prohibiting Unlawful Retaliation or Discrimination

Neither the Company nor any of its Associates or directors may discharge, demote, suspend, threaten, harass, or in any manner discriminate against any Associate in the terms and conditions of employment based upon any lawful actions of such Associate who in good faith:

•	provides information or assists in an investigation relating to or regarding any conduct which the Associate reasonably believes constitutes a violation of Fraud Laws (as defined below); or

•	files, testifies, participates, or otherwise assists in a proceeding that is filed or about to be filed (with any knowledge of the Company) relating to an alleged violation of a Fraud Law.

This policy applies in any instance where such information or assistance provided to, or the investigation is conducted by, a federal regulatory or law enforcement agency, any member or committee of Congress, or any person with supervisory authority over the Associate or the authority to investigate misconduct relating to potential securities violations by the Company or its Associates. For purposes of this policy, a “Fraud Law” is a violation of federal criminal law involving:

•	securities fraud, mail fraud, bank fraud, or wire, radio, or television fraud;

•	violations of SEC rules or regulations; or

•	violations of any federal law relating to fraud against stockholders.

This document is not an employment contract between the Company and its Associates, nor does it modify their employment relationship with the Company.

Waivers of the Code of Conduct

We expect that Associates and directors of the Company will follow the Code and that waivers will rarely be requested or granted. Waivers can be granted only by the Chief Financial Officer after consultation with your supervisor. Waivers for members of the Board, executive officers, and other members of the executive committee can be granted only by the Board. Any waiver for a director or an executive officer shall be disclosed as required by SEC and NASDAQ rules.

This Code is intended to clarify your existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. You are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work. The most current version of this document can be found at www.biomimetics.com/corporategovernance.htm.

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ADDENDUM

BioMimetic Therapeutics, Inc. Insider Trading Policy

This Insider Trading Policy provides guidelines to all personnel, including employees (both domestic and international), directors and officers of BioMimetic Therapeutics, Inc. (the “Company”) for transactions in the Company’s securities and the handling of confidential information about the Company and the companies with which it does business.

For purposes of this Insider Trading Policy, the Company’s securities include common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures.

The Company’s securities also include derivative securities relating to the Company’s stock, even if not issued by the Company, such as exchange-traded options.

The Company’s directors, officers and certain designated employees are subject to additional limitations, including pre-clearance and blackout restrictions, described separately in the Company’s Special Provisions Applicable To Officers And Directors included below.

Policy

It is the policy of the Company to comply with all insider trading laws and regulations.

Responsibility

Employees, officers and directors of the Company may create, use or have access to material information about the Company that is not generally available to the investing public (such information is referred to in this Insider Trading Policy as “material nonpublic information,” as explained in more detail below). Each individual has an important ethical and legal obligation to maintain the confidentiality of such information and not to engage in any transactions in the Company’s securities while in possession of material nonpublic information. Each individual and the Company may be subject to severe civil and criminal penalties as a result of unauthorized disclosure of or trading in the Company’s securities while in possession of material nonpublic information.

The Chief Financial Officer is responsible for the administration of this Insider Trading Policy.

Guidelines

1.       Trading on Material Nonpublic Information. No individual covered by this policy should purchase or sell (or offer to purchase or sell) securities while in possession of material nonpublic information. This policy covers anyone with access to material nonpublic information, including officers, directors and employees of the Company, as well as their family members and others living in their household. It also covers consultants and contractors to the company. The prohibition extends to transactions in the stock of the Company and transactions in the securities of other firms with whom the Company deals.

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2.       Material Information Defined. Information will be considered material if a reasonable investor would consider it important in reaching his or her investment decision; that is, the investor would attach actual significance to the information in making a decision to buy, sell or hold securities. Although it is not possible to list all types of material information, the following are a few examples of information that is particularly sensitive and should be treated as material:

•	changes in estimates of earnings or sales;	•	major marketing changes;

•	increases or decreases in dividend payments	•	unusual gains or losses in major operations;

•	stock splits or securities offerings;	•	financial liquidity problems;

•	possible mergers, acquisitions or joint ventures;	•	public or private sales by the Company of a significant amount of securities;

•	purchase or sale of a significant asset;	•	changes in management;

•	significant labor dispute;	•	changes in auditors;

•	significant contracts and technology licenses;	•	the introduction of important products or services; and

•	establishment of a repurchase program for the Company’s securities

As a rule of thumb, if you are tempted to make an investment decision after learning a piece of nonpublic information, that decision would likely expose you to insider trading penalties.

It often develops that there is material information within the Company that is not ripe for public disclosure. For example, during the early stages of merger discussions information about the discussions may be too tentative or premature to require, or even permit, public disclosure by the Company. On the other hand, the information may be highly material due to the major effect the transaction would have on the Company if consummated.

Individuals with access to this type of information are precluded from trading in the Company’s stock. Whenever any doubt exists, the presumption should be against trading in the Company’s stock until the material information is publicly disclosed. If you have any question as to whether particular information is material or nonpublic, you should not trade or communicate the information to anyone without prior approval by the Chief Financial Officer.

3.       Nonpublic Information Defined. Information is considered nonpublic if it has not been disclosed to and digested by the trading public. The SEC believes that the trading public does not digest information immediately after it has been disclosed. Therefore, covered individuals with access to material information should not make a trade immediately after the public announcement of that information. As a general rule, a covered individual should not engage in any transactions until the third business day after the information has been released. For example, if an announcement is made on a Monday, the first day during which you should trade would be Thursday. If an announcement is made on Friday, the first day would be Wednesday of the following week.

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There are no exceptions to this Insider Trading Policy. Engaging in transactions in the Company’s securities that are otherwise necessary for personal reasons, such as personal financial commitments, are still prohibited if you possess material nonpublic information.

4.       Tipping. No covered individual should disclose or "tip" material nonpublic information to any other person (including family members) where such information may be used to profit in the trading of securities. In many situations, a person who tips material nonpublic information will face the same penalties as the person who actually uses the information in making a trade. In addition, no covered individual should make recommendations or express opinions regarding the purchase or sale of securities on the basis of material nonpublic information, even if the covered individual does not disclose the information itself.

5.       Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information for any reason is prohibited.

6.       Inadvertent Disclosure. If material nonpublic information is inadvertently disclosed by any employee, officer or director to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all the facts to the Chief Financial Officer so that the Company may take appropriate remedial action. Under SEC rules, the Company generally has only 24 hours after learning of an inadvertent disclosure of material nonpublic information to publicly disclose such information.

7.       Confidentiality Guidelines. To provide more effective protection against the inadvertent disclosure of material nonpublic information about the Company or the companies with which it does business, the Company has adopted the following guidelines. These guidelines are not intended to be exhaustive. Additional measures to secure the confidentiality of information should be undertaken as deemed necessary under the circumstances. If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from the Chief Financial Officer before you act. Do not try to resolve any uncertainties on your own.

The following guidelines establish procedures with which every employee, officer and director should comply in order to maximize the security of confidential information:

•	Do not discuss any Company matter in public places, such as elevators, hallways, restrooms or eating facilities, where conversations might be overheard.

•	Use passwords to restrict access to the information on computers.

•	Limit access to particular physical areas where material nonpublic information is likely to be documented or discussed.

•	Maintain records in accordance with the Company’s Document Retention Policy.

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8.        Short-term, Speculative Transactions. The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Company personnel when they engage in short-term or speculative securities transactions. Therefore, Company personnel are prohibited from engaging in any of the following activities involving the Company’s shares, except with the prior written consent of the Chief Financial Officer:

•	Hedging Transactions. The Company requires that all covered individuals refrain from engaging in transactions with the Company’s stock that put the personal interests of the covered individual at odds with the interests of the Company. Prohibited transactions include certain forms of hedging or monetization transactions, such as zero-cost dollars and forward sale contracts, that allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Short sales, sales against the box of the Company’s stock and any purchase or sale of put or call options involving the Company’s stock are also prohibited.

•	Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company stock, covered individuals are prohibited from holding Company stock in a margin account or pledging Company stock as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company stock as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged stock. Any person who wishes to pledge Company stock as collateral for a loan must submit a request for approval to the Chief Financial Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

•	Further Prohibition. From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions, or all transactions, by Company personnel in the Company’s securities shall be prohibited or shall be permitted only with the prior written consent of the Chief Financial Officer.

9.       Trading in Stock of Business Partners. This policy also applies to material nonpublic information relating to other companies that are business partners of the Company, including the Company’s customers, vendors, suppliers, partners in joint ventures, and acquisition/merger candidates. All covered individuals should treat material nonpublic information about the Company’s business partners with the same care as information relating directly to the Company.

10.      Pre-existing Trading Plans. This policy does not prohibit a covered individual from trading securities after receiving material nonpublic information if the trade was pursuant to a preexisting plan. A preexisting plan must consist of one of the following documents: 1) a contract binding the individual to buy or sell stock 2) an instruction to a third party granting the third party sole authority to buy or sell securities 3) a written plan for buying or selling securities. In order to qualify, the contract, instruction or written plan must be sufficiently definite and specific that it prevents the covered individual from influencing trading decisions after he or she becomes aware of material nonpublic information. Covered individuals who intend to rely on the preexisting plan exemption must present their plan to the Chief Financial Officer for advance approval.

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11.      Responsibility of Managers. Federal law holds supervisory personnel liable for the insider trading of their subordinates if the supervisory personnel either knew of the insider trading or did not take reasonable steps to prevent the insider trading when they should have. The scope of this law extends to upper level as well as first level managers, and can even be applied to the Company as a whole. In order to comply fully with the law, managers should ensure that each of their subordinates has received and read a copy of this policy. In addition, managers are required to immediately report to the Chief Financial Officer any reasonable suspicion of insider trading on the part of their subordinates.

12.      Company Assistance. If you have any questions about specific information or proposed transactions, or as to the applicability or interpretation of this Insider Trading Policy or the propriety of any desired action, you are encouraged to contact the Chief Financial Officer.

Potential Criminal And Civil Liability And/Or Disciplinary Action

1.      Liability for Insider Trading. Individuals who violate the rules against insider trading that are described above may be in violation of Federal law. These individuals can be forced to return all of the profits that they earned from their trades, and can sometimes be forced to pay a fine equal to three times their profits. In addition, they are subject to criminal penalties, including fines of up to $1,000,000 and imprisonment for up to ten years.

2.      Liability for Tipping. Individuals may also be criminally liable for improper transactions by any person to whom they have disclosed material nonpublic information or expressed opinions on the basis of such information. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC and the New York Stock Exchange use sophisticated electronic surveillance techniques to uncover insider trading.

3.      Liability of Managers. Supervisory personnel who know of insider trading by their subordinates or who do not take reasonable steps to prevent it can be forced to pay a fine equal to three times their profits or $1,000,000.

4.      Internal Disciplinary Actions. Employees of the Company who violate any aspect of this policy shall be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or immediate termination of employment. Employees who actually trade the securities of the Company or its business partners on the basis of material nonpublic information will be immediately terminated for cause and reported to Federal authorities.

Special Provisions Applicable to Officers and Directors

The following provisions are applicable to the Company’s officers and directors, and are in addition to the Insider Trading Policy applicable to all employees.

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1.      Quarterly Blackout Periods. Officers and directors are almost always privy to material nonpublic information during times when the Company is assembling its quarterly results. For this reason, officers and directors are prohibited from trading the Company’s stock from the date the Company begins assembling its quarterly results to the second day after the results are released. Blackout periods do not apply to trades pursuant to preexisting trading plans unless the plan is of a type that vests discretion to make trades in a third party. Important: Trading Outside the Blackout Periods is Still Subject to Insider Trading Rules. If You Are Actually In Possession of Material Nonpublic Information, You May Not Trade the Company’s Stock (Unless the Trade is Pursuant to a Preexisting Trading Plan).

2.      Hardship Exceptions During Blackout Periods. Officers and directors who would suffer severe personal hardship as a result of being unable to trade during a time that falls during a blackout period may seek a special exception from the Chief Financial Officer or, in his absence, the Chief Executive Officer of the Company. The decision whether to grant an exception will be made at the sole discretion of to the Chief Financial Officer or the Chief Executive Officer. However, an exception will not be granted under any circumstances if the officer or director has knowledge of material nonpublic information.

3.      Pre-clearance of Trades. Officers and directors are required to pre-clear all trades in the Company’s stock (even outside the blackout period) with the Chief Financial Officer or, in his absence, the Chief Executive Officer of the Company. Pre-clearance of trades will help ensure that trades are not made while the person trading is in possession of material nonpublic information. Pre-clearance is not required for trades pursuant to preexisting trading plans unless the plan is of a type that vests discretion to make trades in a third party. Pre-clearance must be obtained in writing. Pre-clearance should be obtained from the Chief Financial Officer or in his absence, the Chief Executive Officer of the Company. No trade in the Company’s stock should be executed until written clearance is obtained.

4.      Short-Swing Trading. Section 16(b) of the Securities Exchange Act of 1934 (the “1934 Act”) requires officers and directors to disgorge any profit realized from the purchase and sale or sale and purchase of the Company’s stock during a period of less than six months. It is not necessary for the same shares to be involved in each of the matched transactions. For example, suppose an officer sells 100 shares of the Company’s stock on October 1 and purchases 100 shares of the Company’s stock on December 1.

Despite the fact these transactions are not related, Section 16(b) requires that they be matched simply because the two transactions occurred within a period of less than six months, and the officer will be liable to the extent a profit can be computed. As a general rule, you should assume that any combination of a purchase and sale or sale and purchase occurring within a period of less than six months will result in short-swing trading liability.

Transactions in the Company’s stock that occur after a person ceases to serve as an officer or director can still result in Section 16(b) liability. A purchase or sale after a person ceases to be an officer or director will be matched with any purchase or sale that occurred while the person was an officer or director if both transactions occurred within a period of less than six months.

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If several transactions have occurred within a six-month period, transactions will be paired to match the lowest purchase price and the highest sale price in order to find the maximum spread. Courts generally have applied these provisions with mechanical rigidity to squeeze out the maximum amount of profit. It is important to note that liability under Section 16(b) does not depend on actual use or possession of material inside information, and good faith on the part of the officer or director is no defense.

There are many types of transactions that constitute a "purchase or sale" other than normal open market transactions. In some circumstances, stock held by close relatives of an officer or director will be considered to be owned beneficially by the officer or director, so that a purchase (or sale) by one individual may be matched with a sale (or purchase) by his close relative to produce a recoverable profit. The short-swing profit provisions also apply to stock registered in street name and to certain transactions under employee stock plans. The attached stock plan chart summarizes the applicability of short-swing trading provisions to transactions under various Company stock plans.

Under Section 16(b), disgorged short-swing profits are payable to the Company, and the Company has the obligation to bring suit against an officer or director to recover the profits. The statute also provides that any stockholder has the right to demand that the Company recover the profits. If the Company fails to bring suit within sixty days of a stockholder’s demand, the stockholder has the right to bring a suit on behalf of the company. A segment of the securities bar monitors securities trading by insiders, including officers or directors of the Company. These attorneys, ostensibly acting on behalf of stockholders, can force the Company to recover profits from an officer or director and receive a fee for their efforts.

The short-swing profit provisions of Section 16(b) require a great deal of advance planning before buying or selling the Company’s stock. If there are any doubts regarding the applicability of Section 16(b) to a particular transaction, advice should be sought before any commitment is made to purchase or sell stock.

5.      Stock Ownership Report. Officers and directors of public companies are required by Section 16 (a) of the 1934 Act to file reports of beneficial ownership with the SEC. An officer or director is required to file a report on Form 3 with the SEC within ten days after his or her appointment or election. Form 3 requires an officer or director to report any beneficial interest in equity securities of the Company. Most changes in beneficial ownership that occur after appointment or election must be reported on Form 4, which is normally required to be filed with the SEC within two business days after the change has been executed. A Form 5 is required to be filed within 45 days after the Company’s fiscal year end if you have engaged in transactions during the fiscal year that were not previously reported on Form 3 or 4.

An officer or director is presumed to be the beneficial owner of stock owned by close relatives that live in the officer or director’s household. Therefore, an officer or director’s reports should include stock owned by these persons. Changes in beneficial ownership include not only acquisitions and dispositions of stock, but also changes in the nature of a person’s ownership of the stock, such as from indirect ownership through a trust to direct ownership. Every change of ownership must be reported even if a there has been no net change in holdings.

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Special reporting requirements apply to the transitional period following termination as an officer or director. If an officer or director purchases or sells any Company stock after he ceases to be an officer or director, he must file a report on Form 4 if any transaction occurs within six months of a transaction that occurred while he served as an officer or director.

Certain employee stock plan transactions do not require the filing of a report on Form 4. The attached stock plan chart (Attachment 1) summarizes the filing requirements for transactions under various Company stock plans.

6.      Rule 144. Officers and directors are considered to be control persons under Federal securities laws. For this reason, shares of Company stock held by officers and directors cannot be sold without an exemption from registration. An exemption is available to officers and directors under SEC Rule 144, which permits the public sale in ordinary trading transactions of a limited number of shares of Company stock. Each of the following requirements must be satisfied for resales under Rule 144:

1)	Current Public Information. The Company must have filed all reports required to be filed with the SEC during the preceding twelve months.

2)	Volume Limitation. The amount of stock sold by an officer or director during any three-month period must not exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly trading volume in the stock for the four calendar weeks preceding the date of sale. Sales by closely related persons — such as spouses, parents and minor children, donors or donees, and pledgors and pledgees - must be combined, as specifically provided by the rule, in applying the volume limitation.

3)	Manner of Sale. The stock must be sold in routine “brokers’ transactions” or in transactions directly with a “market maker.” The seller may not solicit or arrange for the solicitation of orders to buy the stock or make any payment in connection with the sale of the stock to any person other than ordinary commissions payable to the broker who executes the order to sell the stock.

4)	Brokers’ Transactions. The broker must do no more than execute the order to sell the stock and receive no more than ordinary and customary brokers’ commissions. The broker must neither solicit nor arrange for the solicitation of customers’ orders to buy the stock.

5)	Notice of Proposal Sale. If the amount of stock to be sold by an officer or director during any three-month period exceeds 500 shares or has an aggregate sale price in excess of $10,000, three copies of a notice on Form 144 must be filed with the SEC and one copy must be filed with the New York Stock Exchange prior to or concurrent with placement of the order to sell the shares of stock.

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7.      Disclosures to Analysts and Other Market Professionals. Regulation FD requires that the Company quickly publicize any material nonpublic information that is disclosed to analysts or market professionals. In certain situations, premature publication of such information would be harmful to the company. To avoid this potential harm, all officers or directors should consult with the Chief Financial Officer or, if the Chief Financial Officer is not available, the Chief Executive Officer, before disclosing material nonpublic information to an analyst or market professional. In the event that an officer or director inadvertently makes a disclosure of material nonpublic information to an analyst or market professional, he or she should immediately notify the Chief Financial Officer or, if the Chief Financial Officer is not available, the Chief Executive Officer.

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Attachment 1

BIOMIMETIC STOCK PLAN CHART

		File Form 4	Subject to Short-Swing Trading Rules

1.	2005 Employee Stock Purchase Plan

	a. Enrollment	No	No
	b. Payroll deduction	No	No
	c. Receipt of shares	No	No
	d. Sale of shares acquired under plan	Yes	Yes

2.	2001 Log-Term Stock Incentive Plan
Options/SARs
	a. Grant of option	Yes	No
	b. Vesting of option	No	No
	c. Exercise of option	Yes	No
	d. Sale of shares acquired under plan	Yes	Yes
	Stock Bonus	Yes	No
	a. Grant of stock bonus	Yes	Yes
b. Sale of shares
Restricted Stock
	a. Grant of restricted shares	Yes	No
	b. Vesting of shares	No	No
	c. Sale of shares	Yes	Yes
Restricted Stock Units
	a. Grant of restricted units	Yes	No
	b. Vesting of shares	No	No
	c. Sale of shares	Yes	Yes
Deferred Compensation
	a. Election to Defer	No	No
	b. Acquisition resulting from deferral	Yes	No
	c. Payment of Stock Unit Account in Cash	Yes	No
	d. Payment of Stock Unit Account in Stock	Yes	No
	e. Sale of Shares Acquired Under Plan	Yes	Yes

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